Exhibit 99.1

Roivant Sciences Ltd.

2021 Equity Incentive Plan

1.  General.

(a)  Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(b)  Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, and (vi) Other Stock Awards.

(c)  Purpose. The Plan, through the granting of Awards, is intended to help the Company and its Affiliates secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Shares.

2.  Administration.

(a)  Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)  Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Shares under the Award; (E) the number of Common Shares subject to, or the cash value of, an Award; (F) whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Common Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (G) whether, to what extent and under what circumstances cash, Common Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Board; and (H) the Fair Market Value applicable to an Award.

(ii)  To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)  To settle all controversies regarding the Plan and Awards granted under it.

(iv)  To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or Common Shares may be issued).

(v)  To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)  To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. Except as otherwise provided in the Plan or an Award Agreement, no amendment of the Plan will materially and adversely impair a Participant’s rights under an outstanding Award unless (A) the Company requests the consent of the affected Participant and (B) such Participant consents in writing.

(vii)  To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding Incentive Stock Options or (B) Rule 16b-3.

(viii)  To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to a Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be materially and adversely impaired by any such amendment unless (A) the Company requests the consent of the affected Participant and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially and adversely impair the Participant’s rights and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (I) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (II) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (III) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (IV) to comply with other applicable law or listing requirements.

(ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that, Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi)  To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of Common Shares as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(xii)  To make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)  Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)  Delegation to an Officer. To the extent permitted under applicable law, the Board may delegate to one (1) or more Officers some or all of its authority under the Plan, including the authority to (i) designate Employees who are not Officers to be recipients of Stock Awards under the Plan and the terms of such Stock Awards, and (ii) determine the number of Common Shares to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of Common Shares that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board for such applicable Stock Award, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to clause (iii) of the definition thereof.

(e)  Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board (or a Committee or an Officer to whom authority has been delegated by the Board pursuant to Section 2(c) or Section 2(d), as applicable) will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.  Shares Subject to the Plan.

(a)  Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of Common Shares that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 69,300,000 Common Shares (the “Share Reserve”). In addition, subject to Section 9(a), the total number of Common Shares available for issuance pursuant to the Share Reserve under the Plan shall be increased on the first day of each fiscal year of the Company following the Effective Date (and prior to the termination of the Plan) in an amount equal to the lesser of (i) 5% of the Common Shares outstanding as of the last day of the immediately preceding fiscal year of the Company and (ii) such number of Common Shares as determined by the Board in its discretion. Common Shares issued in respect of Substitute Awards will not reduce the number of Common Shares available for issuance from the Share Reserve.

(b)  Reversion of Shares to the Share Reserve. If a Stock Award issued against the Share Reserve or any portion of such Stock Award (i) expires or otherwise terminates without all of the Common Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Common Shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Common Shares that may be available for issuance from the Share Reserve. If any Common Shares issued pursuant to a Stock Award issued against the Share Reserve are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such Common Shares in the Participant, then the Common Shares that are forfeited or repurchased will revert to and again become available for issuance under the Share Reserve. Any Common Shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Share Reserve.

(c)  Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments and approval of the Plan by the Company’s shareholders, the aggregate maximum number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options will be 69,300,000 Common Shares. If the Plan is not approved by the Company’s shareholders, no Incentive Stock Options may be granted under the Plan.

(d)  Limitation on Compensation Paid to Non-Employee Directors. The maximum number of Common Shares subject to any Awards granted under the Plan or otherwise during any one fiscal year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such fiscal year for service on the Board, will not exceed $750,000 (or $1,000,000 for such Non-Employee Director’s first fiscal year of service on the Board) in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes).

(e)  Source of Shares. The securities issuable under the Plan will be authorized but unissued or reacquired Common Shares, including Common Shares repurchased by the Company on the open market or otherwise.

4.  Eligibility.

(a)  Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)  Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.  Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Common Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:

(a)  Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Award Agreement.

(b)  Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders and except in the case of Substitute Awards, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Shares subject to the Option or SAR on the date the Stock Award is granted.

(c)  Purchase Price for Options. The purchase price of Common Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)  by cash, check, bank draft or money order payable to the Company;

(ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)  by delivery to the Company (either by actual delivery or attestation) of Common Shares;

(iv)  if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issuable upon exercise by the largest whole number of Common Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Common Shares to be issued. Common Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Common Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Common Shares are delivered to the Participant as a result of such exercise, and (C) Common Shares are withheld to satisfy tax withholding obligations; or

(v)  in any other form of legal consideration that may be acceptable to the Board.

(d)  Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Common Shares equal to the number of Common Share equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Share equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board.

(e)  Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)  Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii), (iii), and (iv) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax or securities law. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)  Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)  Certain Trusts. Subject to the approval of the Board or a duly authorized Officer and applicable law, an Option may be transferred to a trust if the Participant is considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust. The Participant and the trustee must enter into transfer and other agreements required by the Company.

(iv)  Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive Common Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive Common Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable law.

(f)  Vesting Generally. The total number of Common Shares subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Common Shares as to which an Option or SAR may be exercised.

(g)  Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Stock Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)  Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Common Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period, as set forth in Section 5(g), after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common

Share received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period, as set forth in Section 5(g), after the termination of the Participant’s Continuous Service during which the sale of the Common Share received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.

(i)  Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)  Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)  Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR (as applicable) from and after the time of such termination of Continuous Service.

(l)  Automatic Exercise. If, as of the last day of the term of an Option or SAR, (i) the Fair Market Value of a Common Share subject to the Option or SAR, as applicable, exceeds the aggregate exercise or strike price of the Option or SAR and (ii) the Participant has not previously exercised such Option or SAR, then the Option or SAR shall be deemed to have been exercised by the Participant on such date (the “Automatic Exercise Date”), which such automatic exercise shall be made on a “net exercise” basis to cover the applicable exercise or strike price applicable to such Option or SAR and any applicable tax withholding obligations; provided that, unless otherwise determined by the Board, this Section 5(l) shall not apply to any Option or SAR held by a Participant who has incurred a termination of Continuous Service on or before the Automatic Exercise Date.

(m)  Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Common Shares until at least six (6) months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Change in Control, or (iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(m) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.  Provisions of Stock Awards Other than Options and SARs.

(a)  Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, Common Shares underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)  Vesting. Common Shares awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule (including with respect to performance goals or other criteria) to be determined by the Board.

(iii)  Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the Common Shares held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)  Transferability. Rights to acquire Common Shares under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as determined by the Board in its sole discretion, so long as Common Shares awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)  Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock Awards will be subject to the same vesting and forfeiture restrictions as apply to the Common Shares subject to the Restricted Stock Award to which they relate.

(b)  Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in such agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Common Share subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each Common Share subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)  Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award (including performance goals or other criteria) as it, in its sole discretion, deems appropriate.

(iii)  Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(iv)  Payment. A Restricted Stock Unit Award may be settled by the delivery of Common Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board.

(v)  Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of Common Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(vi)  Dividend Equivalents. Dividend equivalents may be credited in respect of Common Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Common Shares covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional Common Shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(c)  Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the eligible Participants to whom and the time or times at which such Other Stock Awards will be granted, the number of Common Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.  Covenants of the Company.

(a)  Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Common Shares upon exercise or vesting of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act (or other applicable law) the Plan, any Stock Award or any Common Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Shares pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(b)  No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.  Miscellaneous.

(a)  Use of Proceeds from Sales of Common Shares. Proceeds from the sale of shares of Common Shares pursuant to Stock Awards will constitute general funds of the Company.

(b)  Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)  Shareholder Rights. Other than as provided for in Section 6(a) with respect to Restricted Stock Awards, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Common Shares under, the Award pursuant to its terms, and (ii) the issuance of the Common Shares subject to the Award has been entered into the books and records of the Company.

(d)  No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated or domiciled, as the case may be.

(e)  Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of Common Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) subject to the requirements of Section 409A of the Code, in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)  Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)  Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) Common Shares from the Common Shares issued or otherwise issuable to the Participant upon the exercise, vesting or settlement of the Participant’s Award has been registered under a then-effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Shares.

(h)  Withholding Obligations. The Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Common Shares from the Common Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Common Shares are withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be acceptable to the Board.

(i)  Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, publicly filed with the Securities Exchange Commission or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)  Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)  Compliance with Section 409A and Section 457A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code and Section 457A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code and Section 457A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the Common Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(l)  Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Common Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

9.  Adjustments upon Changes in Common Shares; Other Corporate Events.

(a)  Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards (including, as appropriate, any exercise price, threshold, target or maximum price measure, knock-in price measure or other share price measure applicable to any outstanding Stock

Awards). The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)  Dissolution. Except as otherwise provided in the Stock Award Agreement, in the event of a Dissolution of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Common Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the Common Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.

(c)  Change in Control. The following provisions will apply to Stock Awards in the event of a Change in Control unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Change in Control, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the applicable Change in Control:

(i)  arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the applicable Change in Control);

(ii)  arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Shares issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)  accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Change in Control as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Change in Control), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Change in Control, which exercise is contingent upon the effectiveness of such Change in Control;

(iv)  arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)  determine the level of attainment of any performance conditions applicable to any Stock Award;

(vi)  cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for such cash consideration, if any, as the Board, in its sole discretion, determines is appropriate; and

(vii)  cancel such Stock Award in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Change in Control, over (B) any exercise price payable by such holder in connection with such exercise; provided that, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Shares in connection with the Change in Control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies, to the extent applicable, in accordance with Section 409A and 457A of the Code.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

10.  Effective Date of Plan.

This Plan will become effective on the Effective Date.

11.  Plan Term.

The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the Effective Date. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Stock Award theretofore granted may extend beyond such date, and the authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Stock Award, or to waive any conditions or rights under any such Stock Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

12.  Choice of Law.

To the extent that United States federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of New York, and construed accordingly, except for those matters subject to The Companies Act, 1981 of Bermuda (as amended), which shall be governed by Bermuda law, without giving effect to principles of conflicts of laws, and construed accordingly.

13.  Data Protection.

By participating in the Plan, the Participant hereby acknowledges the collection, use, disclosure and processing of Personal Data provided by the Participant to the Company or any Affiliate, trustee or third party service provider, such as name, account information, social security number, tax number and contact information, for the Company’s legitimate business purposes and as necessary for all purposes relating to the operation and performance of the Plan. These include, but are not limited to:

(a)  administering and maintaining Participant records;

(b)  providing the services described in the Plan;

(c)  providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)  responding to public authorities, court orders and legal investigations, as applicable.

The Company may share a Participant’s Personal Data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.

If necessary, the Company may transfer a Participant’s Personal Data to any of the parties mentioned above in any country or territory that may not provide the same protection for the information as a Participant’s home country. Any transfer of a Participant’s Personal Data from the E.U. to a third country is subject to appropriate safeguards in the form of EU standard contractual clauses (according to decisions 2001/497/EC, 2004/915/EC, 2010/87/EU) or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 13 may be directed to help.compliance@roivant.com.

The Company will keep Personal Data for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

14.  Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)  “Affiliate” means, at the time of determination, each of the following: (i) any “parent” of the Company, as such term is defined in Rule 405; (ii) any “subsidiary” of the Company, as such term is defined in Rule 405; and (iii) any other entity in which the Company or any of its Affiliates has a material equity interest or control relationship unless otherwise designated by the Board. An entity will be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the definitions set forth in Rule 405.

(b)  “Award” means a Stock Award.

(c)  “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)  “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, amalgamation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g)  “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) such Participant’s commission of (a) any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company or (b) any felony; (iii) unauthorized use or disclosure by such Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) such Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(h)  “Change in Control” means, unless otherwise expressly provided in any Award Agreement, the occurrence of any one or more of the following events:

(i)  any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the shares of the Company; provided that, the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)  a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Existing Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(iii)  the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other Entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that, immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving Entity of such transaction or parent Entity thereof) 50% or more of the total voting power and total fair market value of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving Entity or parent Entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Common Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)  the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an Entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i)  “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j)  “Committee” means the compensation committee of the Board, unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k)  “Common Shares” means the common shares of the Company.

(l)  “Company” means Roivant Sciences Ltd., an exempted limited company incorporated under the laws of Bermuda, with its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda or any successor to all or substantially all of its businesses by merger, amalgamation, consolidation, purchase of assets, or otherwise.

(m)  “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services (including any individual who has accepted an offer of service or consultancy from the Company or an Affiliate), or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(n)  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. Unless otherwise determined by the Board (or its delegate) in its sole discretion, (i) a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant (for example, a change in status from an Employee of the Company to a Consultant or Director of the Company) will not terminate a Participant’s Continuous Service; provided that, there is otherwise no interruption or termination of the Participant’s service with the Company or such applicable Affiliate and (ii) if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board (or its delegate) in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board (or its delegate), in its sole discretion, may determine whether Continuous Service will be considered interrupted and when Continuous Service will be considered terminated in the case of (i) any approved leave of absence, including sick leave, military leave or any other personal leave or (ii) transfers between the Company, an Affiliate, or their successors or other change in the Entity for which the Participant renders service. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a termination of Continuous Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

(o)  “Director” means a member of the Board.

(p)  “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(q)  “Dissolution” means when the Company has completely wound up its affairs and dissolved in accordance with the Companies Act 1981 of Bermuda.

(r)  “Effective Date” means September 29, 2021.

(s)  “Employee” means any person employed by the Company or an Affiliate (including any individual who has accepted an offer of employment from the Company or an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)  “Entity” means a corporation, partnership, limited liability company or other entity.

(u)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)  “Fair Market Value” means, as of any date, the value of the Common Shares determined as follows:

(i)  If the Common Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Common Share will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)  Unless otherwise provided by the Board, if there is no closing sales price for the Common Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)  In the absence of such markets for the Common Shares, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code, as applicable.

(w)  “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(x)  “Non-Employee Director” means a Director who is not an Employee.

(y)  “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(z)  “Officer” means a person who is an “officer” of the Company or an Affiliate within the meaning of Rule 16a-1(f) under the Exchange Act.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Common Shares granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Shares which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ff) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(gg) “Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information.

(hh) “Plan” means this Roivant Sciences Ltd. 2021 Equity Incentive Plan, as it may be amended from time to time.

(ii)  “Restricted Stock Award” means an award of Common Shares which is granted pursuant to the terms and conditions of Section 6(a).

(jj) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock

Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(kk) “Restricted Stock Unit Award” means a right to receive Common Shares which is granted pursuant to the terms and conditions of Section 6(b).

(ll) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(nn) “Rule 405” means Rule 405 promulgated under the Securities Act.

(oo)  “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Shares that is granted pursuant to the terms and conditions of Section 5.

(qq) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(rr) “Stock Award” means any right to receive Common Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right or any Other Stock Award.

(ss) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(uu) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(vv) “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.